Exhibit 10.19

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A

REQUEST FOR CONFIDENTIAL TREATMENT

OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES

AND EXCHANGE COMMISSION

Confidential Agreement

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), is entered into effective October 5, 2011 (the “Effective Date”), by and between flexFrac Proppant Sand Suppliers LLC, a Texas limited liability company (“Supplier”) located at 558 S. Central Expressway, Richardson, Texas 75080 and Platinum Energy Solutions, Inc., a Nevada corporation, located at 2100 West Loop South, Suite 1601, Houston, TX 77027 , hereinafter (“Customer”). Customer and Supplier may also be referred to hereafter as a party or collectively as the parties.

RECITALS

WHEREAS, Customer is an oilfield service provider engaged in sale and supply of certain services and products related to fracture stimulation, and related services for the oilfield production industry;

WHEREAS, Supplier has the capacity and ability to supply the Product as further described in this Agreement; and

WHEREAS, Customer wishes to purchase such Product from Supplier on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Interpretation

1.1	Definitions.

In this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

1.1.1	Affiliate in relation to either party shall mean any corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that party.

1.1.2	Bankruptcy means the occurrence of any of the following events with respect to a party:

(a)	the filing of an application by the party for, or a consent to the appointment of, a trustee or receiver of its assets;

(b)	the filing by the party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

(c)	the making by the party of a general assignment for the benefit of its creditors;

(d)	the filing by the party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

(e)	the entry by any court of competent jurisdiction of an order for relief of the party under Chapter 7 or 11 of United States Code, the entry of any order, judgment of decree having a similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the party, and any such order, judgment or decree continuing unstayed and in effect for a period of thirty (30) days after the entry.

1.1.3	Business Day means any day other than Saturday or Sunday or other day upon which national banks in Texas are permitted or required by law to be closed.

1.1.4	Commencement Date means the date set forth in Section 2.1.

1.1.5	Force Majeure means in relation to either party, any circumstances beyond the reasonable control of that party, including war (whether declared or undeclared), acts of God, embargoes, blockade, civil commotion, earthquake, explosion, fire, flood, general military mobilization, insurrection, lightning, revolution, sabotage, storm, shortage of raw materials , export, shipping or remittance restrictions, and riot, but excluding strikes, lock-outs, governmental regulation or other industrial acts of the party’s employees.

1.1.6	Person or person means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

1.1.7	Price has the meaning set forth in Section 3.1.

1.1.8	Product means frac sand meeting the Specifications set forth in Exhibit A that is of the type intended to be pumped into oil and gas wells for the purpose of reservoir stimulation, gravel packing, well bore sand control and sand plugs.

1.1.9	Specifications mean the specifications for Product as set forth on Exhibit A.

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1.1.10	Supplier’s Facility means the Supplier’s (or affiliated entity’s) preparation facilities, loading facilities, and related improvements that are located in and around Texas and Arkansas that are owned, leased, contracted by or affiliated with Supplier.

1.1.11	Term has the meaning set forth in Section 2.2.

1.1.12	Ton means US Short Ton, which means 2,000 pounds.

1.2	As used in this Agreement, unless expressly stated otherwise, references to (a) “including” mean “including, without limitation”; (b) “or” mean “either or both”; and (c) a “party” or “Party” mean Customer or Supplier and “parties” or “Parties” mean Customer and Supplier. Unless otherwise specified, all references in this Agreement to Articles, Sections, Exhibits or Schedules are deemed references to the corresponding Articles, Sections, Exhibits or Schedules in this Agreement.

1.3	The headings of the Articles of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

2.    Production and Supply of Product

2.1	Commencement of Production. Supplier shall commence production and delivery of Product in commercial quantities meeting applicable Specifications on or before September 22, 2011 (the “Commencement Date”).

2.2	Term of Agreement. The term of this Agreement shall commence on the Effective Date, and shall remain in effect for a period of two years from and after the Commencement Date (as such term may be extended pursuant to Section 9.16 hereof, the “Term”), unless sooner terminated in accordance with Article 7.

2.3	General Terms and Conditions

2.3.1 General. Supplier will sell, and Customer will purchase Product upon such terms and conditions as set forth herein. Customer will purchase Product on a prepaid basis by submitting purchase orders as specified in Section 2.6. No other terms shall be applicable to the purchase of Product, including, but not limited to, Customer’s standard sales or invoice terms, except as otherwise specifically described herein, including the general terms and conditions of sale set forth on Exhibit B hereto.

2.3.2 Invoices. Supplier will deliver to Customer invoices within one day after delivery of each shipment of Product. Invoices will be credited to the pre-payment amount that has been paid to Supplier equal to the volume of Product shipments, times the then current pricing. A running total will be accounted for and Customer will be notified when pre-payment amount has been depleted.

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2.3.3 Further Pre-Payment. Customer will remit to Supplier an additional pre-payment at the time that Customer’s previous pre-payment has been depleted. This further pre-payment shall be calculated in the same manner as the previous pre-payment subject to any price adjustments. It is acknowledged and agreed upon by the parties that this Agreement is intended to be a continuing pre-pay arrangement. All orders will be paid in advance by Customer to Supplier for any and all orders placed by Customer and filled by Supplier.

2.4	Supply Capability. During the Term of this Agreement, Supplier grants to Customer the right to purchase at least 10,000 tons of Product per calendar month (as ordered by Customer pursuant to Section 2.6). Supplier shall produce at least 10,000 tons of Product for Customer.

2.5	Guaranteed Purchase. Because Supplier is committing certain amounts of Product to Customer and is withholding these amounts for sale to other customers of Supplier, Customer hereby acknowledges and agrees to purchase a minimum of 10,000 tons of Product monthly under this Agreement. Customer further acknowledges and agrees that this is a guaranteed purchase contract for the 10,000 ton monthly tonnage amount and that Customer will still be responsible for this amount at the prices described in this Agreement should Customer not need, not order or not accept delivery of this committed Product.

2.6	Orders and Forecast of Demand. On or before the third Thursday of each calendar month, Customer shall provide a binding purchase order for volumes to be delivered in the following month. Such purchase order may be submitted electronically or in hard copy, or in such other manner as may be mutually acceptable to both parties. On or before the fifth Business Day of each calendar month, Customer shall also provide Supplier with a non-binding four-month, rolling volume forecast of its anticipated purchase of Product (“Forecasted Purchases”).

2.7	Title, Risk of Loss and Freight Responsibility. All Supplier Product will be shipped from Supplier’s Facility by Supplier or Supplier’s affiliate transport company. Title and risk of loss or damage to Product shall pass to Customer at the time the Product is delivered to the Customer’s directed destination facility. Charges for freight and all related costs for transportation of the Product from Supplier’s Facility to destination designated by Customer shall be paid by Customer that is over and above the included * mile allowance included in the per ton price. These costs include demurrage/detention from Supplier’s or affiliated production/processing facility and at Customer’s designated destination location, fuel surcharges or other customary freight charges that are common to this industry.

*	CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

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3.     Price

3.1	Price. The price to be paid by Customer for the Product (“Price”) purchased from Supplier from time to time shall be as set forth in Exhibit C, subject to Section 2.7.

3.2	Charges, Sales Taxes and other Fees for Product. In addition to the Price set forth in Section 3.1, Customer shall be responsible for all sales or use taxes or applicable import or export taxes / charges.

3.3	Price Adjustments. After the first six months of this Agreement, the Price may be adjusted in the event of any increases in (i) the costs of transportation of the Product (including, but not limited to, diesel fuel, demurrage and other transportation related costs), (ii) the costs of propane fuel, or (iii) other basic parameters of the Price (including, but not limited to, adverse mining conditions), but in no event will such additional Price adjustments be greater than the actual price and/or cost increases incurred by Supplier. [NOTE: Demurrage to be billed on an as-incurred basis.]

3.4	Special Circumstances. In the event that special circumstances occur whereby Customer requests Supplier to provide trucking and product to assist them in a non-recurring unique situation, additional deadhead charges shall apply if incurred by Supplier.

4.     Quality and Inspection of the Product

4.1	Specifications. In consideration for entering into this Agreement, Customer relies upon Supplier’s expertise to produce Product, and Supplier accordingly covenants and warrants to Customer that all Product supplied by Supplier pursuant to this Agreement shall conform in all respects to the Specifications set forth on Exhibit A. Supplier makes no warranties, express or implied, regarding the Product or its fitness for any particular purpose, other than that the Product will meet or exceed the Specifications.

4.2	Inspection and Substitution.

4.2.1	Supplier shall carefully inspect the Product for compliance with the Specifications and the terms of Customer’s purchase orders at Supplier’s Facility prior to release of any shipment to a carrier. Customer has the right, at its own expense, to inspect and test the Product during production or storage at Supplier’s Facility.

4.2.2	Any claim that the Product delivered to the Customer does not conform to the Specifications must be made in writing by the Customer and be received by Supplier within ten (10) Business Days from the date of Customer’s receipt of the Product.

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4.2.3	Supplier’s exclusive liability and Customer’s sole remedies in connection with any Product which proves to be nonconforming shall be, at Customer’s election, for Supplier to (a) replace such portion of nonconforming Product at the delivery point by such reasonable date as Customer may request or (b) refund the price paid for the non-conforming Product. This provision does not cover nonconformity attributable to causes or occurrences attributable to misuse, mishandling, neglect, improper storage, improper alteration or improper application by Customer or by any third-party agent of Customer.

5.     Confidentiality

5.1	Confidential Information. Customer, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to various trade secrets and confidential information of Supplier relating specifically to the logistics and production of the Product (“Supplier Confidential Information”). Supplier, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to trade secrets and confidential information of Customer, including, but not limited to, supplier and customer lists, pricing and marketing information and the like (“Customer Confidential Information”). Each of the parties to this Agreement acknowledges and agrees that the Confidential Information (whether Supplier Confidential Information or Customer Confidential Information) shall include the existence and terms of this Agreement and Customer acknowledges that Supplier Confidential Information is of substantial proprietary value to Supplier, and Supplier acknowledges that Customer Confidential Information is of substantial proprietary value to Customer. The Parties hereby agree as follows:

(a) Customer shall keep Supplier Confidential Information in the strictest confidence, and Supplier Confidential Information shall not, without the prior written consent of Supplier, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Supplier Confidential Information;

(b) Supplier shall keep Customer Confidential Information in the strictest confidence, and Customer Confidential Information shall not, without the prior written consent of Customer, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Customer Confidential Information;

(c) Customer agrees not to use Supplier Confidential Information for its own benefit and not to disclose Supplier Confidential Information to any person other than any Affiliate of Customer except as is necessary for the performance of its obligations under this Agreement; and

(d) Supplier agrees not to use Customer Confidential Information for its own benefit and not to disclose Customer Confidential

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Information to any person other than any Affiliate of Supplier except as is necessary for the performance of its obligations under this Agreement. Customer and Supplier agree that their respective obligations under this Article 5 shall continue after the Term for a period of two (2) years.

(e) Customer and Supplier also agree that all Affiliates and agents of Customer and Supplier to whom confidential information is disclosed will be bound by the provisions of this Article 5 and that Customer and Supplier will be responsible for any breaches by their respective Affiliates or agents of the terms of this Article 5. If Supplier receives a request to disclose all or any part of Customer Confidential Information under the terms of a valid and effective subpoena, decree or order issued by a court of competent jurisdiction or by a Governmental body, Supplier hereby agrees to, and agrees to cause its Affiliates to: (a) immediately notify Customer in writing of the existence, terms and circumstances surrounding the request so that Customer may seek an appropriate protective order or waive Supplier’s compliance with the provisions of this Agreement (and, if Customer seeks an order, to provide the cooperation as Customer shall reasonably request); and (b) if disclosure of Customer Confidential Information is required in the written opinion of Supplier’s counsel, then Supplier shall exercise commercially reasonable efforts, with the cooperation of Customer, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Customer Confidential Information that Customer so designates.

Customer and Supplier hereby agree that the breach of this Article 5 would cause irreparable harm to the other party for which money damages would not be adequate compensation. Notwithstanding Section 8 of this Agreement, if either party, or any Affiliate or agent of either party, breaches or threatens a breach of the provisions of this Article 5, the non-breaching party shall be entitled to seek an injunction in any court of competent jurisdiction restraining the breaching party from violating the provisions without the necessity of posting a bond or other security therefore. Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other remedies available to it at law or in equity.

5.2

Excluded Information. Notwithstanding anything in this Agreement to the contrary, Supplier Confidential Information and Customer Confidential Information shall not be deemed to include information that either party can demonstrate: (a) was in the public domain before the time of its disclosure by either party; (b) entered the public domain after the time of its disclosure by either party through means other than an unauthorized disclosure resulting from an act or omission by the disclosing party; (c) is independently developed by either Party without use of Supplier Confidential Information or Customer Confidential Information, as applicable; or (d) is disclosed to either party without restriction on further disclosure by a third party having the right to make such disclosure. In addition, notwithstanding anything in this Agreement to the contrary, Supplier or Customer may publicly disclose the existence and content of this Agreement without the consent of Customer or Supplier, as applicable, (i) to the extent

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required by applicable federal and state securities laws in effect from time to time and (ii) to third parties who agree to keep such information confidential in connection with an acquisition, disposition, Change of Control, equity or debt financing or other strategic transaction involving Supplier or Customer, as applicable.

5.3	Non-Solicitation and Non-Circumvention. Each party agrees that, for a period of three years from the date of this Agreement, it will not, directly or indirectly, solicit for employment or hire, in any capacity, any employee of the other party or any of its affiliates.

Both parties agree not to take or allow to be taken any action during the term of this Agreement that has the effect of circumventing the terms of this Agreement, it being the intent of the parties that each abide by both the letter and the spirit of the terms of this Agreement.

6.     Force Majeure

6.1	Notice of Force Majeure. If either party is affected by Force Majeure it shall promptly notify the other Party of the nature and extent of the Force Majeure.

6.2	No Breach. Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of that obligation shall be extended accordingly.

6.3	Remedy for Force Majeure. The cause of the Force Majeure shall so far as possible be remedied with all reasonable dispatch. If any Force Majeure prevails for a continuous period in excess of fourteen (14) days, the parties shall enter into good faith discussions with a view to alleviating its effects, or agreeing upon alternative arrangements; provided, however, if, after fourteen (14) days, the parties are unable to mutually agree on how to alleviate the effects of the Force Majeure or an alternative arrangement, the non-breaching Party shall have the right to terminate this Agreement.

7.     Termination

7.1	Customer Events of Default. Supplier shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(a) if Customer fails to remit payment for the Product in accordance with Section 2.3, and Customer has been unable to cure such failure within, to the reasonable satisfaction of Supplier, within thirty (30) days after written notice from Supplier;

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(b) a material breach by Customer of the confidentiality provisions of this Agreement; or

(c) in the event of Customer’s Bankruptcy.

7.2	Supplier Events of Default. Customer shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(a) if Supplier fails to produce and deliver the Product in accordance with the Specifications, and Supplier has been unable to cure such failures, to the reasonable satisfaction of Customer, within thirty (30) days after written notice from Customer;

(b) a material breach by Supplier of the confidentiality provisions of this Agreement; or

(c) in the event of Supplier’s Bankruptcy.

7.3	Other Breaches. Either party shall have the right to terminate this Agreement for any other breach of this Agreement that, if capable of being cured, is not cured within thirty (30) days after written notice thereof is given to the other party except as otherwise provided herein.

Purchase of Product. Upon the termination of this agreement for any reason, Customer shall purchase from Supplier all Product meeting the Specifications that has been ordered by Customer or that is the subject of this Agreement but not delivered to Customer at the date of termination, and Supplier shall promptly deliver such Product to Customer.

7.4	Termination of Use of Confidential Information. Upon the termination of this Agreement for any reason, both parties shall immediately cease to use, either directly or indirectly, any Confidential Information of the other party, and shall destroy all Confidential Information of the other party and such destruction is to be certified by an officer of the party.

7.5	Continuing Obligations. Upon the termination of this Agreement, all obligations of the parties arising during the Term shall terminate, except for any obligations that are expressly stated as surviving the termination or expiration of this Agreement or any obligations that remain executory, which obligations, to the extent they remain executory, shall remain in full force and effect until fully performed by the obligated party. Notwithstanding the foregoing, the termination of this Agreement or the expiration of the Term shall not release either party from its liability to the other parties under this Agreement arising from a breach of this Agreement.

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8.     Dispute Resolution Procedures

8.1	Negotiation. In the event of any controversy, claim, question, disagreement or dispute considered by the parties (collectively the “Dispute”) arising out of or relating to this Agreement, or the relationship between the parties, the parties shall first use their commercially reasonable efforts to resolve the Dispute through negotiation. During negotiation, the parties shall, without delay, continue to perform their respective obligations under this Agreement that are not related to the Dispute. To invoke the dispute resolution procedures set forth in this Article, the invoking party shall give to the other party written notice of its decision to negotiate. The notice shall include a detailed description of the issues subject to the Dispute and a proposed resolution thereof. Within five (5) Business Days after the written notice has been received by the other party, both parties shall designate representatives to settle the Dispute. The designated representatives shall be the chief executive officers of their respective corporations or other individuals holding comparable executive positions with decision making authority to settle the Dispute. The designated representatives shall consult and negotiate with each other in good faith and attempt to reach a just and equitable resolution satisfactory to both parties with fifteen (15) Business Days after the deadline for designation of the representatives. If those designated representative do not timely resolve the Dispute through negotiation, the Dispute may be submitted to resolution pursuant to Section 8.2.

8.2	Submission to Arbitration. If the parties do not resolve the Dispute pursuant to Section 8.1, the parties hereby agree to submit the Dispute to binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) effective at the time of submission. In the event either Party seeks relief in any court to enforce this provision, that party shall be entitled to its reasonable attorney’s fees and cost incurred with such enforcement. Arbitration may proceed in the absence of either party if notice of the proceedings has been given to such party.

8.3	The Federal Arbitration Act Applies. To the extent this Agreement involves interstate commerce, it shall be subject to the Federal Arbitration Act (“FAA”), 9 V.S.C. §§ 1-16. The FAA preempts any inconsistent state or local law, rule or regulation concerning arbitration. Each party shall have the same discovery rights as afforded under the Federal Rules of Civil Procedure during arbitration.

8.4	Selection of Arbitrator(s). All Disputes shall be resolved by a single arbitrator unless the amount in controversy is over $500,000, in which case the Dispute shall be decided by a panel of three arbitrators. The parties shall exchange one or more lists of neutral arbitrators that they consider suitable and shall mutually agree upon the arbitrator(s). If the parties are unable to reach agreement on the selection of the arbitrator(s) within fifteen (15) days from the date of the arbitration demand, the AAA shall choose as many arbitrators as necessary.

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8.5	The Arbitration Award; Equitable Remedies. The arbitrator(s) shall provide a binding decision with limited findings of fact, basic conclusions of law and a break down of damages to the parties in support of any award or decision the arbitrator(s) make(s). The prevailing party, as determined by the arbitrator(s), shall be entitled to all fees and costs associated with the arbitration. Costs and fees mean all reasonable pre-award expenses of the arbitration, including any arbitrator fees, administrative fees, out-of-pocket expenses such as copying, court costs, witness fees, and attorneys’ fees. The parties agree to abide by all awards rendered in such proceedings and such awards shall be final and binding on all Parties. The parties hereto understand and agree that money damages may not be an adequate remedy for any breach of this Agreement by a party and that, without prejudice to the rights and remedies otherwise available hereunder to the non-breaching party with respect to a Dispute, such party may be entitled to seek and be awarded equitable relief, including without limitation specific performance or injunctive relief and without the need to provide any bond or other security, in addition to fees, costs and/or damages as determined by the arbitrator(s) with respect to such Dispute.

8.6	Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier or by overnight delivery service with proof of delivery addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile numbers set forth below:

If to Supplier, to:	flexFrac Proppant Sand Suppliers LLC
558 S. Central Expressway
Richardson, Texas 75080
Attn: Andrew Adams

If to Customer, to:	Platinum Energy Solutions, Inc.
2100 West Loop South
Suite 1601
Houston, TX 77027 Attn: CEO & CFO

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed by overnight delivery service shall be deemed to have been given and received on the Business Day following the day of mailing.

9.     Miscellaneous

9.1

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full

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force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.2	Effect of Waivers. No failure or delay by either party in exercising any of its rights under this Agreement shall be deemed to be waiver of that right, and no waiver by either party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision. Either Party’s failure in anyone or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.

9.3	Enforceability. Either Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.

9.4	Entire Agreement. This Agreement, including the Exhibits and Schedules, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the parties. In case of a conflict between this Agreement and a purchase order or purchase order confirmation contemplated hereunder, the terms of this Agreement shall govern unless a writing is duly executed by all the parties stating otherwise.

9.5	Legal Representation and Construction. Each party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related documents.

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9.6	Amendments. This Agreement may not be amended except in writing properly executed by the Parties hereto. Except as specifically amended, this Agreement shall remain in full force and effect as written.

9.7	Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any Party to any counterpart shall be deemed a signature to the Agreement, and may be appended to, any other counterpart.

9.8	Jurisdiction And Venue; Choice Of Law. Customer agrees and acknowledges that it is transacting business with Supplier in the State of Texas and that this Agreement shall be governed by, subject to, and construed according to the internal laws, and not the laws relating to conflicts of law, of the State of Texas. The parties further agree that any controversy, claim, question, disagreement or dispute arising under this Agreement shall be resolved in accordance with Article 8 herein.

9.9	Attorneys’ Fees. The parties shall bear their own costs of, and incidental to, the preparation, execution and implementation of this Agreement. In any action brought pursuant to this Agreement, the prevailing party shall be entitled to recovery of its costs and expenses, including reasonable attorneys’ fees.

9.10	Independent Contractor. Each of the parties is an independent contractor with respect to the other and is not an employee of the other party or any of the other party’s Affiliates, and nothing in this Agreement is intended to constitute a partnership or a master and servant relationship between the parties.

9.11	Assignment. Neither party may assign its rights under this Agreement to, or have its obligations assumed by, any Person without the prior written consent of the other party, such consent not to be unreasonably withheld; provided however, either Party may assign this Agreement to a third party in connection with the merger or sale of substantially all of the assets of such Party (provided such Party gives the other Party notice of such event immediately upon the occurrence of such event and such third party agrees in writing to assume the obligations of such Party under this Agreement).

9.12	Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is intended solely for the benefit of the parties and their respective successors and assigns. Nothing in this Agreement shall be construed to create any duty to, or standard care with reference to, or liability of a party to, any person not a party to this Agreement. Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty between the parties and each party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other parties.

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9.13	Change of Control. The parties covenant to each other that during the Term of this Agreement that in the event of any sale of a controlling interest in the equity interests in either party to a third party (a “Change of Control”), the selling party shall require as a condition of such Change of Control that the purchaser shall cause the party incurring a Change of Control to continue to honor its obligations under this Agreement, as such Agreement may be amended from time to time, and no change of control shall be deemed an assignment.

9.14	Silica Warning. Supplier’s products contain respirable crystalline silica, which is considered by some sources to be a cause of cancer and can lead to death. Breathing excessive amounts of respirable silica dust can also cause a disabling and potentially fatal lung disease called silicosis, and has been linked by some sources with other diseases. During transportation, use, clean-up or handling, follow all NIOSH and MSHA procedures and recommended practices, including wearing properly-fitted, NIOSH-approved or MSHA-approved air supplied protective equipment in accordance with applicable government regulations and manufacturer instructions. For further information, refer to the appropriate Material Safety Data Sheet, a copy of which is available from the Supplier upon request. Customer hereby accepts all responsibility to maintain a safe work environment, warn, notify, train and provide all necessary and appropriate NIOSH/MSHA-approved protective equipment to all persons handling or in the presence of this product, and enforce the requirement that NIOSH/MSHA-approved protective equipment be used when handling the product.

9.15	Prepayment

Customer shall provide a recurring advance payment to Supplier for each 10,000 tons of Product to be delivered by Supplier to Customer within a * mile distance of Supplier’s processing facilities or distribution locations. The first advance payment will be due within 3 days of execution of this Agreement. Such prepayment shall be credited to the first 10,000 tons of Product that Customer purchases from Supplier.

9.16	Right to Renew

This Agreement may be renewed for additional six-month terms upon mutual written agreement of Supplier and Customer; provided, that, Customer shall provide written notice to Supplier of its desire to extend the Term of this Agreement no later than 90 days prior to the expiration of the then current Term. This Agreement may also be renewed for additional periods by mutual written agreement of Supplier and Customer.

[Signature Page to Follow]

*	CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUPPLIER:

flexFrac Proppant Sand Suppliers LLC

By:	/s/ Andrew L. Adams
Name: Andrew L. Adams Title: President

CUSTOMER:

Platinum Energy Solutions, Inc.

By:	/s/ J. Clarke Legler, II
Name: J. Clarke Legler, II Title: CFO

[REMAINDER OF PAGE BLANK]

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EXHIBIT “A”

SPECIFICATIONS OF PRODUCT

Supplier shall supply Product that shall comply with the Specifications of ISO STANDARD 13503-2 or API Recommended Practice 56 (“API RP 56”) including any modifications, amendments or successors thereto and other industry-wide standards to which Customer and Supplier agree.

Supplier shall supply Product of mesh sizes between 20 and 70 mesh subject to availability by Supplier.

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EXHIBIT ‘B’

GENERAL TERMS AND CONDITIONS OF SALE

(1)	The Product shall be sold delivered from Supplier’s Facility(s). All Product purchased by Customer from Supplier must be transported and delivered by Supplier or Supplier’s affiliated transportation companies either by rail or by truck.

(2)	Customer shall pay for sand and freight in advance by wire transfer or electronic funds transfer (“EFT”) of immediately available funds (to the account described in the initial invoice delivered by Supplier, as updated from time to time in writing) within 1 day from the date of receipt of the applicable invoice by Customer setting forth the amount due (or if such day is not a Business Day, then on the next following Business Day). Amounts not paid when due will bear interest at the then prime rate (as published from time to time in The Wall Street Journal), plus 2%.

(3)	In the event of any disagreement between a purchase order and the Agreement, the provisions of the Agreement shall apply.

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EXHIBIT ‘C’

PRICE OF PRODUCT

The Price of Product shall be determined as follows:

The Price of Product for the initial term of this Agreement (six months) shall be $* per Ton delivered within * miles from Supplier’s facilities. Each additional mile over * miles shall be charged to Customer at the rate of $* per mile. Demurrage/detention shall apply at the rate of $* per hour both at Supplier’s facility and directed destination of Customer supplied to Supplier. Charges for additional miles, fuel surcharge or demurrage/detention shall be paid by Customer to Supplier by wire transfer within three (3) days after receipt of invoice from Supplier.

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*	CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

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